Exhibit 10.1

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

AND

REGISTRATION RIGHTS AGREEMENT

This Frist Amendment to Securities Purchase Agreement and Registration Rights Agreement (the “Agreement”) is entered into this 8th day of October, 2021, by and between Allarity Therapeutics, Inc., a Delaware corporation with offices located at 210 Broadway, Ste 201, Cambridge, MA 02139 (the “Company”), Allarity Therapeutics A/S, a Danish public limited company located at Venlighedsvej 1, 2970 Horsholm, Denmark (the “Parent”) and 3i, LP, a Delaware limited partnership with offices located at 140 Broadway, 38th Floor New York, NY 10005 (the “Buyer” and collectively with the Company and the Parent, the “Parties” and each a “Party”).

WHEREAS, the Company, Parent and Buyer entered into that certain Securities Purchase Agreement dated May 20, 2021, for the purchase of 20,000 shares of the Company’s Series A Preferred Stock by the Buyer together with a warrant to purchase shares of the Company’s Common Stock (the “Warrant”) for an aggregate purchase of Twenty Million Dollars ($20,000,000) (the “SPA”);

WHEREAS, concurrent with entering into the SPA, the Company and the Buyer entered into a Registration Rights Agreement, dated May 20, 2021, (the “RRA”) wherein the Company has agreed to file a registration statement under the Securities Act of 1933 registering the shares of the Company’s Common Stock issuable to the Buyer upon conversion of the Series A Preferred Stock and the exercise of the Warrant; and

WHEREAS, the Parties now desire to amend the SPA and the RRA as set forth herein below.

NOW THEREFORE, in exchange for the mutual covenants set forth below, and other valuable consideration, the Parties agree as follows:

1. Amendment to Section 8 of the SPA. Section 8 of the SPA is hereby amended and restated in its entirety as follows:

8. TERMINATION.

In the event that the Closing shall not have occurred with respect to a Buyer (i) within five (5) days of the date all of the conditions specified in Section 7 have been satisfied or waived, or (ii) by February 28, 2022, whichever shall first occur, then such Buyer shall have the right to terminate its obligations under this Agreement with respect to itself at any time on or after the close of business on such date without liability of such Buyer to any other party; provided, however, (i) the right to terminate this Agreement under this Section 8 shall not be available to such Buyer if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of such Buyer’s breach of this Agreement and (ii) the abandonment of the sale and purchase of the Preferred Shares and the Warrants shall be applicable only to such Buyer providing such written notice, provided further that no such termination shall affect any obligation of the Parent or the Company under this Agreement to reimburse such Buyer for the expenses described in Section 4(g) above. Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

2. Amendment to Section 1(k) to the RRA. Section 1(k) to the RRA is hereby amended and restated in its entirety as follows:

(k) “Required Registration Amount” means the sum of (i) the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares (assuming for purposes hereof that (x) the Preferred Shares are convertible at the Floor Price (as defined in the Certificate of Designations), and (y) any such conversion shall not take into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designations) and (ii) one hundred twenty five percent (125%) of the number of Warrant Shares issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth therein), all subject to adjustment as provided in Section 2(d) and/or Section 2(f).

3. Other Provisions of SPA and RRA to Remain in Full Force and Effect. All other provisions of the SPA and RRA remain in full force and effect as written.

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IN WITNESS WHEREOF, each the Company, the Parent and the Buyer have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY

Allarity Therapeutics, Inc
a Delaware corporation

By:	Steve Carchedi, CEO

PARENT

Allarity Therapeutics A/S
a Danish public limited company

By:	Steve Carchedi, CEO

BUYER

3i, LP
a Delaware limited partnership

By:	Maier J. Tarlow
Manager of the General Partner

Signature Page to the First Amendment to Securities Purchase Agreement and Registration Rights Agreement